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                                                                    EXHIBIT 99.1

For More Information Contact:

Editorial:                   Financial:

Connie Graybeal              Bill Bottoms
Corporate Communications     Chief Executive Officer
510-657-7400                 510-657-7400

The Loomis Group             Richard Okumoto
415-882-9494                 Chief Financial Officer
                             510-657-7400

             PROPOSED PRIVATE PLACEMENT OF $100 MILLION CONVERTIBLE
                               SUBORDINATED NOTES

                       Business Editors/High Tech Writers

Fremont, California -- (BUSINESS WIRE) -- August 28, 1997 -- Credence Systems Corporation (NASDAQ NMS: CMOS) today announced that, subject to market and other conditions, it intends to raise $100 million (excluding any proceeds of the over-allotment option) through a private placement of convertible subordinated notes within the United States to qualified institutional investors and outside the United States to non-U.S. investors.

It is contemplated that the notes will have a term of five years and be convertible into Credence common stock. The Company stated that it intends to use the net proceeds of the offering for possible acquisitions and for general corporate purposes, including working capital.

The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements.

Credence Systems Corporation is a leading manufacturer of automatic test equipment (ATE) that serves a broad spectrum of the worldwide semiconductor industry's testing needs. Credence offers a wide range of products with test capabilities for digital, mixed-signal, and non-volatile memory semiconductors. Credence utilizes its proprietary CMOS technologies to design products that provide a lower cost of ownership while meeting the increasingly demanding performance requirements of today's ATE market. The Company is headquartered in Fremont, California, with manufacturing in Beaverton, Oregon and Fremont, California. Credence is listed on the Nasdaq National Market under the symbol CMOS.

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Credence, and Credence Systems are trademarks of Credence Systems Corporation.
Other trademarks which may be mentioned in this release are the intellectual property of their respective owners.